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                                                                   Exhibit 99.10



                                  CONTACT:     James W. Swent
                                               Chief Executive Officer
                                               American Pad & Paper Co.
                                               (972) 733-6200
FOR IMMEDIATE RELEASE
                                               Robert P. Jones/Theresa Schillero
                                               Leslie Feldman - Press
                                               (212) 850-5600
                                               Ken Pieper
                                               (972) 663-9390
                                               Morgen-Walke Associates


              AMERICAN PAD & PAPER ANNOUNCES REORGANIZATION OF
                          CONTINUOUS FORMS BUSINESS

       Dallas, Texas August 17, 1998 - American Pad & Paper Company (NYSE: AGP) (AP&P) announced today the first step in its restructuring plan discussed in the release of second quarter results. AP&P will restructure its manufacturing facilities serving the continuous forms markets. The restructuring includes consolidating production of its continuous forms from six facilities into two low cost, state-of-the-art facilities.

         AP&P expects the consolidation to reduce operating expenses and yield significant annual savings. Further details including the costs to accomplish the consolidation will come with the release of third quarter results. This reorganization reflects a portion of the previously announced restructuring charges to be recorded in the third quarter.

         "Concentrating our efforts with our two most experienced and cost-effective facilities will allow us to better service this market," said James W. Swent, III, Chief Executive Officer of AP&P. "These moves will reduce costs, improve margins, improve customer service, and better balance manufacturing capacity to market demands."

       American Pad & Paper Company is a leading manufacturer and marketer of paper-based office products in North America. In its 22 U.S. facilities, the company manufacturers and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

This release contains forward-looking statements relating to future results. Actual results may differ significantly as a result of factors over which the company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the company's financial results is included in the company's prospectus on file with the Securities and Exchange Commission.

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